EXHIBIT 99.3

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of AquaVenture Holdings Limited (“AquaVenture” or the “Company”) and AUC Acquisition Holdings LLC (“AUC”) after giving effect to the acquisition of AUC and the related financing and after applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.  The unaudited pro forma condensed combined balance sheet as of June 30, 2018 gives effect to the acquisition of AUC and related financing as if they had occurred on June 30, 2018. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 and six months ended June 30, 2018 gives effect to the acquisition of AUC and the related financing as if they had occurred on January 1, 2017.

The pro forma adjustments, which are based upon available information and upon assumptions that management believes to be reasonable, are described in the accompanying notes. The unaudited pro forma condensed combined financial information is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the transactions noted previously actually been consummated on the dates indicated and does not purport to be indicative of results of operations as of any future date or for any future period.

      The unaudited pro forma condensed combined financial information reflects the acquisition accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. To the extent the purchase price exceeds the estimated fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is allocated to goodwill. The pro forma purchase price adjustments have been made for the purpose of providing unaudited pro forma condensed combined financial information based on current estimates and currently available information, and are subject to revision based on final, independent determinations of fair value and final allocation of purchase price to the assets and liabilities of the business acquired.

      The unaudited pro forma condensed combined financial information and the related notes hereto should be read in conjunction with the historical consolidated financial statements contained in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2017, the unaudited condensed combined interim financial statements in the Company’s quarterly report on Form 10-Q for the period ended June 30, 2018, and AUC’s historical financial statements included in Exhibits 99.1 and 99.2 to this Current Report on Form 8-K/A.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2018

(In Thousands)

	Historical		Pro Forma
		AUC	Pro Forma		Pro Forma
	AquaVenture	(as adjusted)	Adjustments		Combined
ASSETS
Current Assets:
Cash and cash equivalents	$107,402	$330	$(17,796)	(a)	$89,936
Restricted cash	2,000	100	—		2,100
Trade receivables, net	16,483	2,969	328	(b)	19,780
Inventory	10,177	493	1,614	(c)	12,284
Current portion of long-term receivables	6,127	744	(211)	(d)	6,660
Prepaid expenses and other current assets	3,906	724	(251)	(e)	4,379
Total current assets	146,095	5,360	(16,316)		135,139
Property, plant and equipment, net	112,568	29,340	—		141,908
Construction in progress	9,722	—	—		9,722
Restricted cash	3,635	—	—		3,635
Long-term receivables	41,440	1,511	(585)	(d)	42,366
Other assets	4,843	2,135	(1,974)	(e)	5,004
Deferred tax asset	407	—	—		407
Intangible assets, net	125,168	5,977	43,713	(f)	174,858
Goodwill	101,666	36,426	25,558	(g)	163,650
Total assets	$545,544	$80,749	$50,396		$676,689
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$4,588	$1,768	$(492)	(h)	$5,864
Accrued liabilities	10,150	533	3,482	(i)	14,165
Current portion of long-term debt	6,246	3,980	(3,980)	(j)	6,246
Deferred revenue	2,687	641	—		3,328
Total current liabilities	23,671	6,922	(990)		29,603
Long-term debt	165,466	34,078	75,922	(k)	275,466
Deferred tax liability	5,334	2,793	10,345	(l)	18,472
Other long-term liabilities	11,670	1,402	—		13,072
Total liabilities	206,141	45,195	85,277		336,613
Commitments and contingencies
Shareholders' Equity
Ordinary shares, no par value, 250,000 shares authorized; 26,580 and 26,482 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	—	—	—		—
Additional paid-in capital	575,257	—	2,043	(m)	577,300
Accumulated other comprehensive income	(207)	—	—		(207)
Accumulated deficit	(235,647)	35,554	(36,924)	(n)	(237,017)
Total shareholders' equity	339,403	35,554	(34,881)		340,076
Total liabilities and shareholders' equity	$545,544	$80,749	$50,396		$676,689

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2017

(In Thousands)

	Historical		Pro Forma
		AUC	Pro Forma		Pro Forma
	AquaVenture	(as adjusted)	Adjustments		Combined

Revenues:
Bulk water	$58,358	$—	$—		$58,358
Rental	52,997	9,218	—		62,215
Financing income	—	238	—		238
Other	9,796	10,430	—		20,226
Total revenues	121,151	19,886	—		141,037
Cost of revenues:
Bulk water	34,617	—	—		34,617
Rental	23,484	3,266	—		26,750
Other	5,779	7,979	—		13,758
Total cost of revenues	63,880	11,245	—		75,125
Gross profit	57,271	8,641	—		65,912
Selling, general and administrative expenses	69,648	2,802	2,983	(o)	75,433
Loss from operations	(12,377)	5,839	(2,983)		(9,521)
Other expense:
Interest expense, net	(7,945)	(2,739)	(5,465)	(p)	(16,149)
Other (expense) income, net	(1,850)	—			(1,850)
Loss before income tax expense	(22,172)	3,100	(8,448)		(27,520)
Income tax expense (benefit)	3,622	(286)	(2,872)	(q)	464
Net loss	(25,794)	3,386	(5,576)		(27,984)
Other comprehensive income:
Foreign currency translation adjustment	(17)	—	—		(17)
Comprehensive loss	$(25,811)	$3,386	$(5,576)		$(28,001)

Loss per share – basic and diluted	$(0.98)				$(1.05)

Weighted-average shares outstanding – basic and diluted	26,426		122	(r)	26,548

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2018

(In Thousands)

	Historical		Pro Forma
		AUC	Pro Forma		Pro Forma
	AquaVenture	(as adjusted)	Adjustments		Combined
Revenues:
Bulk water	$28,056	$—	$—		$28,056
Rental	28,780	5,285	643	(s)	34,708
Financing	2,063	96	(36)	(s)	2,123
Other	8,060	4,264	(516)	(s)	11,808
Total revenues	66,959	9,645	91		76,695
Cost of revenues:
Bulk water	13,250	—	—		13,250
Rental	13,110	1,804	2	(s)	14,916
Other	5,368	3,550	(377)	(s)	8,541
Total cost of revenues	31,728	5,354	(375)		36,707
Gross profit	35,231	4,291	466		39,988
Selling, general and administrative expenses	38,863	1,522	1,315	(t)	41,700
Loss from operations	(3,632)	2,769	(849)		(1,712)
Other expense:
Interest expense, net	(6,604)	(1,614)	(2,774)	(u)	(10,992)
Other expense, net	(292)	—	—		(292)
Loss before income tax expense	(10,528)	1,155	(3,623)		(12,996)
Income tax expense	739	389	(761)	(v)	367
Net loss	(11,267)	766	(2,862)		(13,363)
Other comprehensive income:
Foreign currency translation adjustment	(190)	—	—		(190)
Comprehensive loss	$(11,457)	$766	$(2,862)		$(13,553)

Loss per share – basic and diluted	$(0.42)				$(0.50)

Weighted-average shares outstanding – basic and diluted	26,521		122	(w)	26,643

See accompanying notes to the unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.	Description of Transaction and Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of SEC Regulation S-X and presents the pro forma financial position and results of operations of the combined companies based upon the historical data of AquaVenture and AUC.

Description of Transaction

On November 1, 2018, AquaVenture Holdings, Inc., a wholly owned subsidiary of AquaVenture,  acquired all of the issued and outstanding membership interests of AUC from AUC’s members pursuant to a membership interest purchase agreement (the “Purchase Agreement”). The aggregate purchase price was approximately $131.7 million, including $127.8 million of cash, $2.0 million of AquaVenture ordinary shares (or 121,956 shares), and $1.9 million contingent consideration based on the collection of certain receivables. The aggregate purchase price is subject to final adjustment in accordance with the Purchase Agreement.

On November 1, 2018, the Company entered into the Third Amendment to Credit Agreement (the “Amended Corporate Credit Agreement”) with a syndicate of lenders, including Deutsche Bank AG, London Branch, Citibank, N.A., Sequoia IDF Asset Holdings S.A., Comvest Capital IV, L.P., and Comvest Capital IV (Luxembourg) Master Fund, SCSP (the “Lenders”), and Wells Fargo Bank, N.A., as administrative agent for the Lenders. Proceeds from the Amended Corporate Credit Agreement were used to partially fund the acquisition of AUC.  The Amended Corporate Credit Agreement: (i) added AquaVenture Holdings, Inc. as a borrower, (ii) increased its borrowings by $110 million to an aggregate principal amount of $260 million, (iii) reduced the interest rate on both the variable and fixed interest portions for the original $150 million borrowings by 50 basis points, and (iv) amended certain financial covenant requirements. Of the incremental borrowing of $110 million, $70 million bears interest at a variable rate of LIBOR plus 5.5% with a LIBOR floor of 1.0%, and the remaining $40 million bears interest at a fixed rate of 8.7%. The principal is due in full in August 2021 and is non-amortizing.

Basis of Presentation

The historical financial information has been adjusted to give pro forma effect to events that are: (a) directly attributable to the acquisition of AUC and the related financing, (b) factually supportable, and (c) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the combined results. The unaudited pro forma adjustments related to the AUC acquisition are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the transaction and certain other adjustments. The final determination of the purchase price allocation will be based on the final valuation of the fair values of assets acquired and liabilities assumed as of the actual closing date of the transaction. The unaudited pro forma adjustments related to the financing are preliminary in nature and reflect the Company’s best estimates of the proceeds and related interest assumptions at the time of the preparation of the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of June 30, 2018 gives effect to the acquisition of AUC and related financing as if they had occurred on June 30, 2018. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 and six months ended June 30, 2018 give effect to the acquisition of AUC and the related financing as if they had occurred on January 1, 2017, the beginning of AUC’s most recently completed fiscal year.

2.	Significant Accounting Policies

The unaudited pro forma condensed combined financial information has been prepared using the significant accounting policies set forth in the Company’s annual report filed on Form 10-K for the year ended December 31, 2017 and, as updated, within the Company’s quarterly report filed on form 10-Q for the period ended June 30, 2018.

Except as discussed below, the Company has not identified any significant differences in the accounting policies used by the Company or AUC in the preparation of the unaudited pro forma condensed combined financial information. The Company is in the process of completing a more detailed review of AUC’s significant accounting policies and, as a result, differences could be identified between the accounting policies of the Company and AUC that, when conformed, could have a material impact on the financial statements.

Revenues and Contract Costs

The Company adopted Accounting Standards Codification (“ASC”) 606 Revenue from Contracts with Customers and Subtopic 340-40 Other Assets and Deferred Costs – Contracts with Customers (collectively, “New Guidance”) on a full retrospective basis on January 1, 2018. AUC, a private company, had not adopted the New Guidance, and as a result, the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2018 and unaudited pro forma condensed combined balance sheet as of June 30, 2018 include the impact of the New Guidance on the AUC historical financial information.

The impacts of the adoption on AUC’s primary sources of revenue and related costs are as follows:

Services and contract revenue. Services and contract revenue includes services related to the construction of wastewater treatment plants, which includes both equipment sales and installation services, and installation services related to the leasing of modular wastewater treatment plants. For the construction of wastewater treatment plants, AUC has historically accounted for these contracts on a percentage of completion basis as services are performed. Revenue recognition begins as costs are incurred on the construction of the wastewater treatment plant, which is typically prior to the delivery of the equipment to the customer site.  Under ASC 606, AUC determined that the equipment sales and installation services are considered a single performance obligation as the installation services are not considered distinct in the context of the agreement and are integral to the functionality of the equipment. Revenues for the construction of wastewater treatment plants is recognized as revenue as the construction is performed, using the input method, which typically begins once the equipment is delivered to the customer site, which is the point at which control of the wastewater treatment plant construction has been transferred to the customer.  As a result, the timing of revenue recognition under ASC 606 will commence at a later date than under the previous revenue recognition standard.

Installation services related to the leasing of modular wastewater treatment plants can be both embedded within a lease agreement or explicit in a separate contract with a third party. For contracts where the installation services are embedded within a lease agreement, AUC has historically allocated the revenue under the contract based on the relative fair value of the installation services and lease of equipment. AUC determined the installation services were a non-lease component of the contract with revenues being recognized on a percentage of completion basis as services are performed. Long-term receivables, which were established for the revenue recognized for the non-lease component, were amortized over the lease term as the cash from the customer was received and allocated. Revenues allocated to the lease component were recognized over the lease term. Under ASC 606, AUC determined the installation services embedded within a lease agreement, which are performed prior to lease commencement, do not meet the definition of a separate performance obligation as the services are not capable of being distinct within the context of the agreement. As a result, AUC will account for the installation services as a component of the lease and revenues for the entire contract, including both the installation and lease of equipment, will be recognized on a straight-line basis over the lease term.

Contract Costs. Historically, AUC has not recognized initial direct costs for contracts. Upon the adoption of ASC 606 and the conclusions reached with respect to installation services embedded within a lease agreement, the costs related to the installation services were determined to be an initial direct cost of the contract and, as a result, should be deferred and amortized over the initial term of the lease. The initial direct costs generally include contracted services, direct labor, materials, and allocable overhead directly related to resources required to install the related wastewater treatment equipment.

Reclassifications

Certain amounts in the historical consolidated financial statements of AUC have been reclassified within the “as adjusted” column in the unaudited pro forma condensed combined financial information so that presentation would conform with AquaVenture’s financial statement presentation and existing financial statement line items. These reclassifications have no effect on previous reported total assets, total liabilities, and shareholders’ equity, or net income (loss) of AUC or AquaVenture.

These reclassifications include certain amounts reallocated between financial statement line items, including the separation of accounts payable and accrued expenses as described in Note 4 and the reclassification of amortization expense for intangible assets to selling, general and administrative expenses from other expense, as historically reported by AUC.

3.	Preliminary Purchase Price Allocation

The aggregate purchase price, which is subject to final adjustments, for the acquisition of AUC was approximately $131.7 million, including $127.8 million of cash, $2.0 million, or 121,956, of AquaVenture ordinary shares, and $1.9 million contingent consideration. The AquaVenture ordinary shares issued were based on a closing stock price of $16.75 on October 31, 2018, the day immediately prior to the transaction date. The $1.9 million of contingent consideration, which is stated at its estimated fair value, relates to the payment of up to $2 million contingent upon the collection of certain notes receivable which is expected to occur over the period of approximately 18 months after the closing of the acquisition.

Of the $127.8 million of cash purchase price, approximately $110.0 million was funded from the proceeds of the Amended Corporate Credit Agreement while the remaining $17.8 million was funded from existing cash and cash equivalents.

The following table summarizes the preliminary purchase price allocated to the estimated fair value of assets acquired, including intangibles recorded in conjunction with the business combination, and liabilities assumed based on AUC’s unaudited condensed combined balance sheet as of June 30, 2018 and is for illustrative purposes only: (in thousands):

Assets acquired:
Cash and cash equivalents	$330
Restricted cash	100
Accounts receivable	3,297
Current portion of notes receivable	533
Inventory	2,107
Other current assets	473
Property, plant and equipment	29,340
Notes receivable, noncurrent	926
Other long-term assets	161
Intangible assets, net	49,690
Goodwill	61,984
Total assets acquired	148,941
Liabilities assumed:
Accounts payable and accrued liabilities	(2,037)
Deferred revenue	(641)
Long-term liabilities	(1,402)
Deferred tax liability	(13,138)
Total liabilities assumed	(17,218)
Total purchase price	$131,723

Intangibles identified and valued related to the transaction include customer relationships, trade names, non-compete agreements and backlog. The final valuation of the intangibles identified is dependent upon certain valuation and other studies that have not yet been finalized. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in material changes to the estimates of fair value set forth above. The estimated fair value of the customer relationships was determined using the multi-period excess earnings method which is based on the present value of expected cash flows generated by the revenues under the contract with the customer. The estimated fair value of the trade names was determined using the relief from royalty method which is based on the present value of royalty fees derived from projected revenues. The estimated fair value of the non-compete agreements was determined using the comparative business valuation method which is based on the present value of potential revenue loss. The estimated fair value of the backlog, which represents revenues and the related profit for contracts executed but not yet completed, was determined using the multi-period excess earnings method.

The estimated weighted average useful life for customer relationships, trade names, non-compete agreements and backlogs is 15 years, 15 years, 3 years, and 0.7 years, respectively.

Goodwill is composed of the acquired workforce and synergies not valued, and is not deductible for tax purposes.

4.	Unaudited Pro Forma Adjustments

The following is a description of the unaudited pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements:

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	To record the cash portion of the purchase consideration which was funded from cash and cash equivalents.

(b)	New Guidance adoption adjustments to record additional receivables related to the completion of certain performance obligations.

(c)	New Guidance adoption adjustments adjust for the timing of revenue recognition as it relates to certain installment sales.

(d)	New Guidance adoption adjustments to adjust notes receivable, current and long-term portion, related to installation services embedded in a lease contract.

(e)	New Guidance adjustments to adjust costs incurred in excess of billings, current and long-term, related to the timing of revenue recognized on projects.

(f)

To record the estimated fair value of intangible assets of $49.7 million as described in Note 3 net of the $6.0 million write-off of prior acquired intangible assets as reported historically by AUC. The net impact of the adjustment is $43.7 million.

(g)

To record the preliminary estimate of goodwill of $62.0 million as a result of the acquisition of AUC net of the $36.4 million write-off of historical goodwill reported historically by AUC. The net impact of the adjustment is $25.6 million.

(h)	To reclassify accrued expenses to conform with the AquaVenture financial statement presentation.

(i)

The net increase to accrued liabilities of $3.5 million was composed of the following: (i) an increase of $1.2 million to record an accrual for AquaVenture’s estimated acquisition-related costs that are not reflected within the historical financial statements; (ii) an increase of $170 thousand to record an accrual for estimated third party costs incurred by AquaVenture for the Amended Corporate Credit Agreement that were not able to be classified as deferred financing fees and, instead, were expensed as incurred; (iii) an increase of $492 thousand to reclassify accrued expenses to accrued liabilities from accounts payable to conform with AquaVenture financial statement presentation; (iv) a reduction of $264 thousand to reflect the repayment of the accrued interest related to the historical long-term debt of AUC that was repaid at the closing of the AUC acquisition; and (v) to record $1.9 million of  contingent consideration for the acquisition of AUC.

(j)	To reflect the repayment of the current portion of long-term debt of AUC in connection with the acquisition.

(k)

The net increase to long-term debt of $75.9 million was composed of the following: (i) a decrease $34.1 million related to the repayment of long-term debt of AUC in connection with the acquisition; and (ii) an increase of $110.0 million related to the issuance of $110.0 million of incremental debt under the Amended Corporate Credit Agreement, net of estimated deferred financing fees of $145 thousand used to finance part of the acquisition of AUC as discussed in Note 1.

(l)	To record an increase in the deferred tax liability related to the estimated fair value of identified intangibles determined in purchase accounting.

(m)

To record the fair value of the 121,956 of AquaVenture ordinary shares issued as a component of the purchase consideration. The fair value of the ordinary shares was based on a closing stock price of $16.75 on October 31, 2018.

(n)

The increase to the accumulated deficit of $36.9 million was composed of the following: (i)  an increase of $35.6 million related to the elimination of the historical members’ equity of AUC; (ii) an increase of $1.2 million related to AquaVenture’s estimated acquisition-related costs that are not reflected within the historical financial statements; and (iii) an increase of $170 thousand for estimated third party costs incurred by AquaVenture for the Amended Corporate Credit Agreement that were not able to be classified as deferred financing fees and, instead, were expensed as incurred.

Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations

The following pro forma adjustments are related to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017:

(o)

The net increase to selling, general and administrative expenses of $3.0 million was composed of the following: (i) a reduction of $1.2 million of AUC’s historical amortization expense related to intangible assets and (ii) an increase of  $4.1 million of amortization expense related to the estimated fair value of assigned to the identifiable intangibles assets calculated using the estimated useful lives assigned, as identified in Note 3, on a straight-line basis.

(p)

The increase to interest expense, net, of $5.5 million was composed of the following: (i) a reduction of $2.7 million to reflect AUC’s historical interest expense as the long-term debt of AUC was repaid concurrent with the closing of the AUC acquisition;  and (ii) an increase of $8.2 million related to interest expense from both the $110 million of incremental debt used to finance part of the acquisition of AUC at a weighted-average interest rate of 7.4% and the amortization of deferred financing fees using the effective interest method over the term of the Amended Corporate Credit Agreement. A 1/8% change in the weighted-average interest rate during the period would result in a $137 thousand change to pre-tax loss.

(q)	To record the tax effects of the unaudited pro forma adjustments calculated using the statutory tax rate of AUC of 34% for the year ended December 31, 2017.

(r)	Represents the increase in the weighted-average shares outstanding – basic and diluted from the issuance of 121,956 AquaVenture ordinary shares in the acquisition of AUC.

The following pro forma adjustments are related to the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2018:

(s)

New guidance adoption adjustments related to the timing and classification of revenue recognized. In addition, cost of revenues has been adjusted for the timing of certain costs incurred and for the classification of certain costs as contract costs, which are deferred and amortized, for certain contracts.

(t)

The net increase to selling, general and administrative expenses of $1.3 million was composed of the following: (i) a reduction of $593 thousand of AUC’s historical amortization expense related to intangible assets and (ii) an increase of $1.9 million of amortization expense related to the estimated fair value assigned to the identifiable intangibles assets calculated using the estimated useful lives assigned, as identified in Note 3, on a straight-line basis.

(u)

The increase to interest expense, net, of $2.8 million was composed of the following: (i) a reduction of $1.6 million to reflect AUC’s historical interest expense as the long-term debt of AUC was repaid concurrent with the closing of the AUC acquisition; and (ii) an increase of $4.4 million related to interest expense from both the $110 million of incremental debt used to finance part of the acquisition of AUC at a weighted-average interest rate of 7.9% and the amortization of deferred financing fees using the effective interest method over the term of the Amended Corporate Credit Agreement. A 1/8% change in the weighted-average interest rate during the period would result in a $69 thousand change to pre-tax loss.

(v)	To record the tax effects of the unaudited pro forma adjustments calculated using the statutory tax rate of AUC of 21% for the six months ended June 30, 2018.

(w)	Represents the increase in the weighted-average shares outstanding – basic and diluted from the issuance of 121,956 AquaVenture ordinary shares in the acquisition of AUC.